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INTERNATIONAL GAME TECHNOLOGY
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International Game Technology Sends Letter to Shareholders
To Set the Record Straight

Board of Directors Reiterates Recommendation that Shareholders Vote FOR IGT’s Experienced Directors

LAS VEGAS—February 1, 2013— International Game Technology (NYSE: IGT) (“IGT” or “the Company”), a global leader in casino gaming entertainment and systems technology, today announced that it has mailed a letter to shareholders in relation to its Annual Meeting of Shareholders to be held on March 5, 2013.

The letter reiterates the Board’s unanimous recommendation that IGT shareholders vote FOR the eight highly-qualified incumbent directors standing for reelection at the Company’s 2013 Annual Meeting on the WHITE proxy card.

The full text of the IGT Board’s letter is below:

Dear Fellow IGT Shareholder:

IGT’s 2013 Annual Meeting of Shareholders, scheduled for March 5th, is fast approaching. You have an opportunity to help determine the future of your investment and whether IGT maintains the significant value creation strategy it has been implementing over the past four years.

To maintain this momentum, your Board, which comprises eight highly qualified and experienced directors – Paget L. Alves, Janice Chaffin, Greg Creed, Patti S. Hart, Robert J. Miller, David E. Roberson, Vincent L. Sadusky and Philip G. Satre – unanimously recommends that you vote FOR all of IGT’s directors by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card TODAY.

Your Board and management team have been executing a comprehensive strategy designed to capitalize on emerging growth opportunities, position IGT for success in an evolving marketplace, and enhance our core business. The success of this strategy to date is clearly demonstrated by, among other things, the fact that IGT delivered outstanding 2013 fiscal first quarter results and is on track to achieve its fourth consecutive year of double-digit growth in adjusted earnings per share from continuing operations.

In the days and weeks ahead, you may receive materials – including a gold proxy card – from Ader Investment Management LP, which has nominated three candidates, including former IGT Chairman and CEO Charles N. Mathewson, to stand for election to the IGT Board of Directors (collectively, the “Ader / Mathewson Group”). The IGT Board recommends that you reject the Ader / Mathewson Group nominees by declining to vote for them online, by telephone or by mail, and by discarding any gold proxy card you receive.

Your Board’s commitment to the highest standards of corporate governance is in stark contrast to Mr. Mathewson’s archaic approach. We believe our nominees’ experience and expertise are far superior to those of the Ader / Mathewson Group nominees.

IGT Is Executing a Comprehensive, Forward-Looking Strategy Focused on Growing the Core Business, Leveraging Content and Evolving Our Business Model to Deliver Shareholder Value

The comprehensive strategy that your Board and management team initiated in 2009 is working, and is creating meaningful value for IGT shareholders. Since 2009, IGT has strengthened its core business, enhanced its content strategy, expanded its international presence, improved its internal infrastructure and cost structure, and returned significant capital to shareholders.

Among other actions to enhance value, your Leadership Team has:

•

Leveraged IGT’s expertise, content and vision to deliver innovative, industry-altering firsts for the Company’s core business. IGT has elevated its core gaming experience (with innovations such as MLD, SoundSync, Joy Stick play and Center Stage) and has enhanced operators’ management and delivery systems (with offerings such as sbX, Cloud, and Advantage System enhancements). This is most recently highlighted by IGT’s 2013 fiscal first quarter, during which IGT shipped more units within its core product sales business than in any first quarter in four years.

•

Adhered to its guiding principle – “Customers First” - by working closely with its core customers and effectively managing the business to meet their needs. Evidence of this commitment is detailed below:

	○	North American ship share, at 37%, has attained its highest level since 2008;
	○	Internationally, IGT is the clear leader among its domestic peers with revenue three times that of its closest competitor; and
	○	Customer Satisfaction is at an all-time high, with 46% of customers identifying IGT as having the highest win per machine in 2012; its highest level since 2007.

•

Successfully executed forward-looking strategic acquisitions to stay ahead of the gaming trends that are reshaping the industry. Double Down Interactive LLC has provided the Company with a strong entry point into the rapidly growing online social casino market, and has generated total revenues of $128 million since its acquisition. In the fiscal first quarter of 2013, Double Down revenues grew 15% from the previous quarter. The acquisition is performing better than anticipated and remains on track to be GAAP accretive in 2014. IGT’s strategy has also been validated by the entrance of other supplier and operator companies seeking to gain a foothold in online casino-style gaming.

•

Allocated capital to drive growth and return value to shareholders. Since the beginning of 2009, IGT has invested nearly $800 million in Research and Development, the largest such investment in the industry, and has strategically deployed $750 million to enhance its core electronic gaming machine business. Over the same time period, IGT has returned more than $860 million to shareholders. Furthermore, since the Company announced its accelerated share repurchase in June 2012, IGT has repurchased 30 million shares of common stock at an average price of $13.22 per share, a discount of more than 12% to the closing stock price on January 25, 2013.

The Board believes that the Ader / Mathewson Group has no plan to enhance shareholder value and does not recognize that online, social and mobile gaming represent a significant opportunity for future value creation. The Board believes that the Ader / Mathewson Group nominees, if elected, would seek to pursue a path that represents a large step backward for IGT.

The Ader / Mathewson Group Has Presented Misleading Information Intended to Distort Reality

IGT and its Board believe the Ader / Mathewson Group is purposely distorting the facts:

•

CLAIM: Purporting to show a decline in stock price under IGT’s current management team, the Ader / Mathewson Group chose to present stock price data for a period beginning on October 5, 2009, even though your management team had been in place six months earlier.

•	FACT: From the date that Ms. Hart became CEO, April 1, 2009, through January 25, 2013, IGT’s share price after adjusting for dividends has increased by nearly 70%.

•	CLAIM: Mr. Ader stated recently, “There is a big opportunity to pursue growth in Macau and the Philippines in the electronic table games segment.”[1]
•

FACT: This statement demonstrates a fundamental lack of understanding of the electronic gaming equipment industry. IGT has extensively analyzed this potential opportunity and determined that investment in the Asian eTable game market does not represent a value accretive opportunity for IGT capital.

○

The total addressable market for electronic table games in Asia is minimal (approximately $26 million) and gross margins for such products are substantially below those enjoyed by other IGT businesses;

	○	There is minimal product differentiation, limiting IGT’s ability to leverage its proprietary, best-in-class content; and
	○	There are already several entrenched players in this space, including Novomatic Games Inc., Interblock Luxury Gaming Products, and SHFL entertainment Inc.

•

CLAIM: In discussing the timing of IGT’s 2012 accelerated share buyback (ASB) program, the Ader / Mathewson Group presents a false and misleading criticism of the timing of the Company’s ASB and the prices at which the shares were repurchased. The Ader / Mathewson Group then relies upon its misleading analysis to make a baseless claim that the Company’s ASB did not create value.

•	FACT: The Ader / Mathewson Group’s criticism is just wrong and demonstrates an apparent lack of familiarity with IGT’s capital markets activity.
	○	Under the terms of the ASB, the effective repurchase price was based upon the volume weighted average price of IGT’s shares over a six-month period and not a specific point-in-time.
○

Importantly, upon conclusion of the ASB, IGT repurchased 30 million shares of common stock at an average price of $13.22 per share, a discount of more than 12% to the closing stock price on January 25, 2013.

•	CLAIM: The Ader / Mathewson Group has falsely alleged that it has not had sufficient access to the IGT Board and management team.
•

FACT: IGT has provided extraordinary access and ample opportunity for the Ader / Mathewson Group to share its views with the Company’s directors and officers and to make specific recommendations. In addition to providing access to all normally scheduled earnings calls and our 2013 Investor Conference, we note the following engagement between the Ader / Mathewson Group and IGT:

	○	A phone call with our independent Chairman of the Board, on August 1, 2012;
	○	A follow-up phone call with our Chairman on August 28, 2012;
	○	An in-person meeting with IGT’s CEO and CFO on September 19, 2012;

[1] Peters, C. & Mukherjee, A. (2013, January 29). “Investor urges IGT to rethink online gaming move,” Reuters. Permission to refer to this source neither sought nor obtained.

	○	An in-person follow-up meeting with IGT’s CFO on October 10, 2012;
	○	A phone call with our Chairman on October 19, 2012;
	○	A telephonic presentation, complete with a slide deck, to the full IGT Board of Directors on November 15, 2012;
	○	A phone call with former Nevada Governor and IGT independent director, Robert J. Miller, on November 19, 2012; and
	○	A phone call between our Chairman and Mr. Raymond Brooks on January 7, 2013 to discuss Mr. Brooks’ views on our industry and the company.

•	CLAIM: The Ader / Mathewson Group claims that the IGT Board lacks financial and gaming expertise.
•

FACT: IGT’s Board is comprised of highly experienced professionals with expertise across a wide range of disciplines and industries critical to IGT’s business, including gaming, hospitality, technology and finance. IGT’s Nominating and Corporate Governance Committee regularly reviews the representation of relevant skills and experience on the Board. As a result, half of the IGT Board has gaming / relevant industry experience, and all have relevant financial, technology, or marketing experience.

•	CLAIM: Mr. Ader falsely asserts in his proxy materials that Mr. Mathewson would be an independent director.
•

FACT: Mr. Mathewson maintained his status as an employee of IGT through September 16, 2010. Thus, he does not meet the NYSE’s standards for director independence, which require that the director in question must not have been an employee of the company within the last three years. Consequently, Mr. Mathewson would be ineligible to sit on any major standing committees of the IGT Board.

IGT believes that the Ader / Mathewson Group is manipulating data and making misleading assertions. Don’t be fooled by the Ader / Mathewson Group’s deception – the truth speaks for itself.

Your Board Has Demonstrated that It Is Committed to Upholding the Highest Standards of Corporate Governance

IGT understands the value and importance of an independent, diverse and experienced board, and believes its Board possesses the qualifications, fresh perspectives and diversity necessary to provide effective oversight and direction to the Company.

Since 2009, your Board has taken numerous measures to institute an effective and rigorous corporate governance structure, including substantially reconstituting its eight-member board with six new independent directors over the last five years. As a result, seven of IGT’s eight directors – including its Chairman – are independent.

In keeping with best practices, the Board is diverse in terms of both race and gender. Additional governance policies include:
•	Election of the entire board annually;
•	Separate Chairman and CEO roles;
•	Shareholder ability to act by written consent; and
•	No shareholder rights plan.

This month, Casino Journal published an evaluation by HVS Executive Search of corporate governance practices at public gaming companies. That evaluation, recognizing the effectiveness of the Board’s practices, ranked IGT’s Board of Directors second out of 32 gaming companies for Board performance in 2012.[2]

IGT Believes Mr. Mathewson’s Archaic Approach to Corporate Governance Cannot Be Ignored

The Board believes that Mr. Mathewson’s decidedly “old-school” approach to corporate governance, which was driven by his own self-interests during his tenure as both CEO and Chairman, would not be in the best interests of shareholders or even considered acceptable by today’s standards. Among other things, Mr. Mathewson engaged in questionable compensation practices, expected IGT to fund his lavish lifestyle, and exerted his influence over the Board long after retiring as Chairman in 2003.

Mr. Mathewson engaged in questionable compensation practices following his return to the Company as CEO in 1996, despite publicly trumpeting an annual salary of $1.00. According to IGT’s 1996 Compensation Committee and Board meeting minutes and other records:

•

On May 13, 1996, the Compensation Committee ratified and approved a grant of options entitling Mr. Mathewson to acquire 1,000,000 shares of IGT common stock. These options were priced as of February 20, 1996 – three months earlier – at an exercise price of $13.625 and scheduled to vest over the company standard five-year period. As of May 13, 1996, IGT’s stock was trading at $16.00, immediately putting Mr. Mathewson’s mega-grant approximately $2,375,000 in the money.

•

On August 27, 1996, the Compensation Committee further increased the value of the grant by re-pricing the grant to an even earlier date, February 13, 1996, and a lower strike price. The exercise price for these options was thereby reduced to $13.25 – an additional windfall of nearly $400,000.

•

Finally, on December 2, 1996, the Compensation Committee, citing IGT’s performance over a mere ten-month period, voted to make all 1,000,000 of the options previously granted fully vested as of that date, more than four years earlier than originally planned and just over seven months after Mr. Mathewson received the grant.

Further, despite having amassed enormous personal wealth over the course of his tenure at IGT, Mr. Mathewson expected IGT’s shareholders to continue funding his lavish lifestyle after his retirement from the Board. IGT shareholders reimbursed Mr. Mathewson and his personal staff for numerous perquisites, benefits and expenses.

•

Between 2003 and 2012, the Company and the industry were facing challenging times. As a result, IGT was forced to take severe cost control measures, including reducing its workforce. However, during this time IGT shareholders paid for Mr. Mathewson’s personal staff and office space, and reimbursed him for perquisites, benefits and expenses such as:

	○	Nearly $7.6 million for a $10 million life insurance policy and associated taxes benefiting Mr. Mathewson’s estate (over a 10 year period, payments related to this policy totaled nearly $12 million);
	○	Over $400,000 for multiple country club memberships;
	○	Almost $64,000 of medical insurance premiums, including coverage for one of his ex-wives; and
	○	In excess of $12,000 for personal fitness training.
•	In addition to the amount paid above, Mr. Mathewson also sought reimbursement for:
	○	$18,000 related to payments for his personal Bentley automobile; and

[2] Kefgen, K., Boone, J., & Singe, M. (2013, January), “ACTIVE Approach,” Casino Journal, 16-20. Permission to refer to this source neither sought nor obtained.

○ $560,204 related to the maintenance of his personal airplane.

Even after his retirement, Mr. Mathewson repeatedly attempted to influence the Board by using his son as his personal liaison:
•

In 2003, the year he stepped down from his role as Chairman, Mr. Mathewson orchestrated the installation of his son, Robert Mathewson, on the IGT Board. Robert Mathewson was elected to the board despite the fact that his entire post-college employment history from 1987 through 1992 was comprised of (i) eight months as an assistant to a securities broker, (ii) one year and five months as an intern at Harrah’s and (iii) three months as a project manager at IGT. From 1992 through the date of his election to the IGT board in 2003 (and subsequently), he was self-employed and/or employed by his father’s consulting company.

•	Robert Mathewson served as a Director of IGT until 2011, but was not re-nominated for the 2011 Annual Meeting after the Board became concerned about his independence and other factors.

We Believe the Other Nominees of the Ader / Mathewson Group Have No Relevant Experience and Will Weaken Your Board

In addition to evaluating the qualifications of Mr. Mathewson, the Nominating and Corporate Governance Committee also evaluated the other two candidates on Ader Investment Management’s proposed slate, and found that:

•

Mr. Brooks has no relevant gaming experience or public company board experience, and his career as a distressed investor and turnaround advisor to monoline bond insurers and other companies outside the gaming industry is not relevant to IGT’s current investment grade profile and growth outlook.

•

Mr. Silvers has no relevant operating or management experience in the gaming industry, and has only held executive management roles at the discretion and under the supervision of his longtime supervisor, Mr. Ader. Mr. Silvers has less than five years of experience as a board member, including only two years at India Hospitality Corp., an Ader-led public company that was delisted in March 2012, and only two years at Universal Health Services, Inc. Further, as best as we can tell, Mr. Silvers “extensive experience investing in gaming equipment assets” consists primarily of holding stock in IGT through his personal 401(k) account. Finally, the Board questions the substance of Mr. Silvers’ 17 years of “extensive financial markets experience,” considering that he is only 36 years old.

Your Board believes that the Ader / Mathewson Group and its dissident nominees lack an in-depth understanding of the gaming industry and IGT’s unique opportunities to continue growing and generating value for shareholders. IGT is confident that the Ader / Mathewson Group nominees, if elected, will NOT strengthen the IGT Board.

Don’t Let Mr. Mathewson’s Personal Grievances Against IGT Determine the Future of Your Investment

The Board believes that the Ader / Mathewson Group’s proxy fight is largely the result of a long-running dispute between IGT and Mr. Mathewson. The Board believes that shareholders should have all the facts before they vote:

•	In October 2003, Mr. Mathewson retired as a director.
•	In 2003, Mr. Mathewson orchestrated the installation of his son, Robert Mathewson, on the IGT Board.

•

That same year, Mr. Mathewson supported the nomination of T.J. Matthews as Chairman and CEO of IGT, who executed failed strategies that wiped out $6.6 billion or 70% of IGT’s market capitalization during his tenure.

• In April 2009, the Board appointed Ms. Hart CEO of IGT, following a decision process that included an interview with, and support from, Mr. Mathewson.
•

In September 2010, following a review of the business and multiple cost control actions taken by the company, the Board severed its funding of Mr. Mathewson’s extensive and lavish perquisites and expenses.

• In January 2011, Robert Mathewson was not re-nominated as a director after the Board became concerned about his independence and other factors.
•

On the heels of his son not being re-nominated, Mr. Mathewson continued to insert himself in the affairs of the business and, it is our understanding, repeatedly stated that he intended to take back control of the company.

•

In November 2012, during a phone conversation Mr. Mathewson initiated with independent IGT director and former Nevada Governor Robert Miller, Mr. Mathewson indicated that a proxy contest would be averted if the Board were to replace Ms. Hart.

The Company believes that, as a result of these events, Mr. Mathewson harbors resentment and ill-will toward IGT’s Board and management team and is pursuing this proxy contest in furtherance of his own personal grievances, NOT the interests of shareholders. Moreover, the Board believes that Mr. Mathewson is ten years out of date with industry developments and more than ten years out of date with good governance practices. He should not be on your Board.

Protect Your Investment – Cast Your Vote on the Enclosed WHITE PROXY CARD Now!

Your Board is made up of eight highly qualified and experienced directors – Paget L. Alves, Janice Chaffin, Greg Creed, Patti S. Hart, Robert J. Miller, David E. Roberson, Vincent L. Sadusky and Philip G. Satre – all committed to acting in the best interests of shareholders. IGT has embraced high standards for corporate governance and has taken measures to achieve those goals. The Board believes its adherence to best practices in corporate governance has helped it to oversee the successful implementation of a strategy that is already driving strong financial results while returning significant capital to shareholders.

On behalf of the International Game Technology Board of Directors, we thank you for your continued support:

Philip G. Satre, Chairman of the Board
Patti S. Hart, Chief Executive Officer

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

IGT Resources:

•	Like us on Facebook
•	Like DoubleDown Casino on Facebook
•	Follow us on Twitter
•	View IGT’s YouTube Channel
•	Play DoubleDown Casino games
•	Check out our other Games and Gaming Systems

About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT’s recent acquisition of DoubleDown Interactive provides engaging casino style entertainment to more than 5 million players monthly. More information about IGT is available at www.IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties. These statements include our expected future financial and operational performance and our strategic and operational plans. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, general economic conditions and changes in economic conditions affecting the gaming industry; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our products; our ability to compete in the gaming industry with new or existing competitors; changes in laws or regulations affecting our business; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations; our ability to protect our intellectual property; adverse results of litigation, including intellectual property infringement claims; risks related to business combinations, investments in intellectual property and the integration of acquisitions; business disruptions, costs and future events related to the proxy contest initiated by the insurgent group; and the additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on November 28, 2012 and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com. All information provided in this document is as of the date hereof, and IGT undertakes no duty to update this information.

Important Additional Information

International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT has filed its definitive Proxy Statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

Presentation and Reconciliation of Non-GAAP Measures to GAAP

First Quarter Ended December 31, 2012

GAAP Diluted Earnings Per Share (“EPS”) from Continuing Operations	$0.24
Acquisition related charges: (a)
Contingent retention & earn-out	0.04
Amortization of intangibles	0.02
Royalty settlement	-0.02

Total non-GAAP adjustments	0.04

Adjusted EPS from Continuing Operations	$0.28

(a) Primarily related to acquisition of Double Down Interactive LLC

Year Ended September 30, 2012

GAAP Diluted EPS from Continuing Operations	$0.86
Acquisition related charges: (a)
Contingent retention & earn-out	0.15
Amortization of intangibles	0.04
Professional fees	0.01
Impairment and restructuring:
Patents (Walker Digital)	0.03
Notes (Alabama)	0.03
Entraction reorganization	-0.1
Distributor settlement	0.01
Severance	0.01

Total non-GAAP adjustments	0.18

Adjusted EPS from Continuing Operations	$1.04

(a) Primarily related to acquisition of Double Down Interactive LLC.

Year Ended September 30, 2011

GAAP Diluted EPS from Continuing Operations	$0.97
IP Usage settlements
Impairment
Investment gain
Certain discrete tax items (benefits)

Total non-GAAP adjustments	-0.04

Adjusted EPS from Continuing Operations	$0.93

Year Ended September 30, 2010

GAAP Diluted EPS from Continuing Operations	$0.73
Impairment and restructuring	0.15
Investment loss	0.07
Debt refinancing charges	0.01
Certain discrete tax items (benefits)	-0.12

Total non-GAAP adjustments	0.11

Adjusted EPS from Continuing Operations	$0.84

Year Ended September 30, 2009

GAAP Diluted EPS from Continuing Operations	$0.50
Impairment and restructuring	0.24
Investment loss	0.05
Debt refinancing charges	0.01
Certain discrete tax items (benefits)	-0.06

Total non-GAAP adjustments	0.24

Adjusted EPS from Continuing Operations	$0.74

Adjusted earnings per share from continuing operations is a non-GAAP financial measure. We believe that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating our operating performance. Non-GAAP information is used to evaluate business performance and management’s effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP measures may not be calculated in the same manner by all companies and therefore may not be comparable.

###

Contact

Matt Moyer, Vice President, Investor Relations of IGT, +1 866-296-4232

Andrew Siegel / Jed Repko, Joele Frank, Wilkinson Brimmer Katcher, +1 212-355-4449

Dan Burch / Larry Dennedy, MacKenzie Partners, Inc. +1 212-929-5500